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                                                                    Exhibit 99.1


                       [VION PHARMACEUTICALS, INC. LOGO]



                                  COMPANY CONTACT:  VION PHARMACEUTICALS, INC.
                                                    Howard B. Johnson, President
                                                    (203) 498-4210 phone



                         VION LICENSES MELASYN(R) RIGHTS


NEW HAVEN, CT, MARCH 15, 2004 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) announced today that the Company had entered into a worldwide non-exclusive license agreement for its Melasyn(R) technology with Johnson & Johnson Consumer Companies, Inc.

Melasyn(R) is a synthetic form of melanin that dissolves readily in water. Melanin is a pigment formed by cells in the skin that gives skin its color and protects it from sun damage by absorbing ultraviolet rays.

The terms of the agreement do not include any upfront or milestone payments. If products including Vion's technology are developed, Vion will receive a royalty based on sales in countries where it has issued patents.

Vion Pharmaceuticals, Inc. is developing novel agents for the treatment of cancer. Vion has two agents in clinical trials: Triapine(R), a potent inhibitor of a key step in DNA synthesis, and CLORETAZINE(TM) (VNP40101M), a unique sulfonyl hydrazine alkylating agent that has been designated as a fast track program in relapsed or refractory acute myeloid leukemia by the U.S. Food and Drug Administration. Vion is also developing and has an option to license several heterocyclic hydrazones which have demonstrated potent anti-tumor activity in preclinical studies. Additional agents in preclinical studies include: KS119, a hypoxia-selective compound from the sulfonyl hydrazine class and TAPET(R), a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the Company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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